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EXHIBIT 99.1


BANKERS TRUST SHAREHOLDERS APPROVE DEUTSCHE BANK MERGER


New York, April 27, 1999 - Bankers Trust Corporation today announced that its shareholders voted to approve the company's merger with Deutsche Bank, which was announced on November 30, 1998.

     Frank Newman, chairman of the board and chief executive officer, said, "We are pleased that shareholders showed their strong support for our merger with Deutsche Bank, which will create a new global leader in high-quality financial services. The successful vote represents another step towards the completion of our merger, which we continue to believe should close in the second quarter."

     During a special meeting of Bankers Trust shareholders held today at 3:00 p.m., local time, approximately 70 percent of total shares outstanding and 98 percent of total shares voted were in favor of the Bankers Trust-Deutsche Bank merger.

     Bankers Trust Corporation (NYSE: BT) is the eighth largest U.S. bank holding company, with assets of over $127 billion and offices in 40 countries. Its principal subsidiaries -- Bankers Trust Company, BT Alex. Brown Incorporated and Bankers Trust International PLC -- hold leadership positions in leveraged lending, high yield securities, equity underwriting and distribution, strategic advisory and risk management. Bankers Trust is one of the world's largest investment managers, with more than $370 billion in assets under management, and is a leading provider of securities-processing services, with $2.3 trillion in global assets under custody. Through its private client services group, Bankers Trust provides asset management, brokerage, trust, risk management and other services to individuals and families.
                           -    end  -

Media Contact: William McBride, Bankers Trust, (212) 250-7961
               Andrea Bergofin, Bankers Trust, (212) 250-7236



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                    BANKERS TRUST CORPORATION
                       130 LIBERTY STREET
                    NEW YORK, NEW YORK 10006



James T. Byrne, Jr.
Senior Vice President and Secretary



                                   April 28, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

     Accompanying this letter is Bankers Trust Corporation's
Report on Form 8-K dated April 27, 1999 (the "Form 8-K").  The
Form 8-K is being filed electronically through the EDGAR System.

     If there are any questions or comments in connection with the enclosed filing, please contact the undersigned at 212-250-
1869.

                              Very truly yours,

                              BANKERS TRUST CORPORATION



                              By:/S/ JAMES T. BYRNE, JR.
                                     JAMES T. BYRNE, JR.
                                     Senior Vice President and Secretary